EXHIBIT 99.2

Third Quarter 2011 Earnings Investor Call Script
November 10, 2011, 4:30 PM (ET)

MELISSA WITT:  Thank you, operator.  Earlier today, Inuvo released its financial results for the three months ended September 30, 2011.  If you have not received the press release, it is available on the Inuvo website, at www.inuvo.com.

This call is being webcast and a replay will be available on the company's website for 45 days.  Before we begin, we would like to remind you that today's remarks contain forward-looking statements within the meaning of federal securities law.  These statements do not guarantee future performance, and therefore, undue reliance should not be placed on them.

We refer all of you to the risk factors contained in the Inuvo Form 10-Q, filed earlier today, for a more detailed discussion of the risk factors that could cause actual results to differ materially from any forward-looking projections or statements.  Inuvo assumes no obligation to provide any forward-looking projections.

This conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, Thursday, November 10th, 2011.  Inuvo undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Participating in today's call from the company are, Chief Executive Officer, Richard Howe; and Chief Financial Officer, Wally Ruiz.  And with that, I'd like to turn the call over to our CEO.  Rich?

RICHARD HOWE:

Thank you Melissa, and thanks everyone for joining us today. On today’s call I would like to first comment on the recent acquisition announcement of Vertro, after which I will discuss the Company’s third quarter performance and current focus before turning the call over to Wally for a more detailed explanation of the results from Q3.

On October 17, 2011, we announced the acquisition of Vertro. As suggested on our joint conference call on October 18, we are very excited about this combination, largely because of the potential growth synergies between the two businesses. I’d like to discuss some of those synergies now.

First and foremost, we share with Vertro a core business that has a basis within search marketing. Search, as an overall marketplace, has continued to grow year over year and this remains an important channel for marketers willing to pay to have their ads aligned with the intents of consumers, as expressed through their search queries.

Today, Vertro generates its search revenue from a relationship with Google and Inuvo from a relationship with Yahoo. Going forward, we will have the ability to build on both of these relationships while also reducing, for shareholders, the risks associated with a dependency on either.

As a combined company, we expect to be able to benefit from the agreements with both companies and believe there to be numerous growth opportunities not available today to either Inuvo or Vertro independently.

Our immediate focus here has been on exploring the expansion of owned and operated websites and the planning associated with this work between the companies has already started.

We expect that our combined search operations will deliver approximately ¼ billion searches each and every month, producing a treasure trove of anonymous intent and response information upon which the new company can potentially expand and/or monetize.

Ad targeting based on better data will always command a higher premium from advertisers and together we believe that we will be in a stronger position to explore new markets where our data and technology give us a competitive advantage.

The consumer market for applications continues to expand on the back of the success of Google and Apple’s marketplaces. The new paradigm for the internet is quickly becoming application-based, and Vertro, with its AppBar and AppStore are already in this market, on the desktop of over 8 million active users worldwide, who can access their favorite applications with a single click from the AppBar.

Now, between Inuvo and Vertro, not only will we have access to these users, but we will have the ability to develop, market and distribute both third-party and owned and operated applications, the later the result of various Inuvo innovations. More control over these applications means additional flexibility over the revenue stream potential within any given application.

With Inuvo’s platform as an ad server, we have the ability to deliver ads of most any type to any destination; an application is simply another place to serve up ads, from an inventory of such ads housed within the Inuvo Platform.

The BargainMatch product is ideally suited to this new application based internet model, and Vertro’s existing customer base and direct marketing competency, bring to this business model, the distribution capabilities required to scale it.

Not only do we believe the life-time-value of each BargainMatch purchaser will complement the existing ALOT search based life-time-value, but we also believe the application has the potential to positively impact the economics of the ALOT business model itself.

The premise is straightforward, the less people that uninstall the ALOT AppBar, the higher the overall life-time-value of the portfolio of users. Applications like BargainMatch, because they add value to the consumer, can potentially, extend the life of the AppBar itself, thus increasing life-time-value overall as a result of reduced attrition.

And BargainMatch is not the only application we can deploy together. Again, as a result of Inuvo’s Platform, there is now in excess of 1,800 daily deals available for distribution within the platform. The daily deals marketplace, on the back of companies like Groupon, who recently went public, is expanding very quickly and there is still plenty of time to own a share of this new marketplace.

However, we believe that few companies in the daily deals market have the technological ability to distribute deals outside of their own web properties. Inuvo, through the Inuvo Platform, has that ability and we believe that we are among very few companies in this evolving deal space who are already public.

We’ve already created a daily deals application and launched it with another partner under the Kowabunga brand. This consumer application will show individuals, daily deals within their markets or for any other market for which they have a deal interest.

We are currently exploring the deployment of a similar application within the ALOT AppBar, and as was the case for BargainMatch, we see this not only as a new revenue stream, but also potentially as a means to impact the attrition rates on the core toolbar business itself.

In addition to BargainMatch and Kowabunga, we are also exploring the development of a local search application, built off the Inuvo local search website, Yellowise. With a simple click, this could provide ALOT users easy access to WHAT and WHERE searches, with revenue for the new company monetized through text ads from either Google or Yahoo. Think of this application as Local Search On Demand for ALOT users.

In addition to the potential synergies in the two company’s products, we have also identified approximately $2.4 million in potential annual operating expense synergies, which we expect will begin impacting the bottom line shortly after the close of the merger.

Whether through the complementary nature of our existing core search businesses, or as a result of the distribution of owned and operated consumer applications, or as a result of operating synergies, we believe that the combination of Inuvo and Vertro allows for growth not as easily achievable individually.

We also expect that the scale of the new operation complimented by anticipated growth of the combined entity should begin to more closely value the new company at multiples more in line with our peer group.

Let me now turn our attention to the recent quarter. Revenue in the quarter remained volatile, coming in at $8.2 million, down $1 million from the second quarter, a function both of the exit from telemarketing, which began at the end of June, and an underperforming September month within the network.

Revenue split between the segments for the quarter was roughly 65% to performance marketing and 35% to web properties. Adjusted EBITDA for the third quarter was $88 thousand.

Overall search based revenue, across both the network and the owned and operated websites, ranged from a high of $2.7 million in August to $2.2 million in September. For October, the first month of Q4, overall revenue from search marketing was up considerably from September, at $2.6 million.

Year-over-year, third quarter telemarketing revenue associated with lead generation activities declined, as a result of the full impact in the quarter from exiting this business, by approximately $1 million. As a reminder, we announced our exit from this component of the business on our Q2 conference call. The costs associated with telemarketing and the competitive threats for customers, no longer supported a continued investment.

Within Q3, for this part of our business, we have continued to focus on improving and expanding our pre-natal data collection practices to ensure we remain a leading supplier of accurate mother-to-be-data.  With the exit from telemarketing, we now exclusively sell this data either directly or through partners, to advertisers looking to attract these consumers of infant products.

Within the search marketing business, we have continued to experience volatility as a result of the Bing-Yahoo partnership.  The integration challenges of that partnership have created this revenue volatility for Inuvo, forcing in part, a re-engineering of the publisher network we operate, which began in December of 2010. We have made significant progress here and we expect over time, that we will continue to show signs of improvement.

One of the challenges we’ve faced in this regard is lower revenue per search, or RPS.  Inuvo, and many other companies that rely on Yahoo search monetization – including Yahoo itself – have seen lower RPS post-migration. This means that for similar traffic supplied by Inuvo, there has been a lower total amount of revenue collected.
Looking ahead, we have reason for optimism. First, we’ve become better at working in the post-partnership environment as a result of the re-engineering of the network and the new policies.  This year alone we’ve already added 17 new publishers that have grossed more than $ 2 million in revenue to date.

We have also been able to maintain our most important publisher relationships and overall, our traffic quality scores have been increasing. Yahoo has informed us that things are continuing to improve within the marketplace overall and that they expect RPS numbers to similarly recover over time. If RPS DOES increase, we could see an increase in revenue without any additional net traffic additions. Going into November, we have already seen some improvements, in certain keyword categories, for RPS.

For the remainder of the year, we have aligned operational expenses in a manner that should produce positive cash flow based on the lower revenue run rate experienced in September and as I suggested earlier, October has already come in ahead of that target.

Overall company revenue for October, unaudited, has come in at approximately $2.9 million and the Adjusted EBITDA for October, unaudited, is expected to be approximately $170 thousand.

During the third quarter, in addition to our continued focus on the core business, we made a decision to limit our new product investments to the BargainMatch business and the Kowabunga daily deals business. We stopped investments in the Kidzadu eCommerce website.

The BargainMatch product continues to be an important growth driver for Inuvo. As you will recall, BargainMatch has been implemented as a three-fold strategy to;

1)	FIRST, Derive both commission and advertising revenue from the BargainMatch site.
2)	SECOND, Direct market the BargainMatch application.
3)	AND THIRDLY, to white label the site and application as a loyalty solution for others.

We believe the best user experience comes from downloading the BargainMatch application, which is available directly at www.bargainmatch.com/installnow.

In Q3 we began our distribution efforts associated with the BargainMatch application, launching tests both through direct marketing campaigns and through private label versions with partners like ALOT and others.

As a rule, for the partner component of this strategy, we’ve chosen to work with companies that already have a large existing user base with whom they want to engage both as a means to generate new revenue and to reduce attrition. We expect, at scale, that these partners will be able to deliver thousands of new users daily.

These tests have been designed to establish the life-time-value associated with the install of the BargainMatch application. Once we understand the economics of spend required to get a download versus the income received from that download, we can begin to scale, subject to capital availability, this component of our business strategy.

The tests have yielded in excess of 25,000 downloads to date and we expect this number to continue to increase throughout Q4. We continue to believe that an active BargainMatch user could be worth between $20 and $40 dollars in annual revenue to Inuvo.

These tests have also been very important to help refine the features and functionality of the application based on our users feedback.  With one partner, we split the distribution tests into three different groups, each with slightly different implementations.  From these tests we’ve been able to refine the set of features we believe will deliver the best overall life-time-value and we are refining the product, based on these learned economics.

In Q4 we will be testing, with Yahoo, the support for search within the BargainMatch application. Just as we pay users a commission for making purchases at thousands of online merchants, we’ll be testing how we can reward users for engaging more deeply with Yahoo, through search, on a daily basis as part of the value proposition for BargainMatch.

We are very excited about this new feature enhancement to BargainMatch and we will provide additional comments about this feature and as we have quantifiable results from the additional in-market testing.

Overall, across all three components of the strategy, BargainMatch delivered approximately $650 thousand in revenue in the third quarter. We have about a dozen partners for the loyalty solution, and expect this part of the BargainMatch business to continue to grow in the coming months.

Additionally in Q3, we launched the Kowabunga “More Deals, More Places” web site. Initially, the site contained approximately 600 national and local deals sourced from third parties covering approximately 50 US cities.
The primary objective of the launch was to stress test the sites ability to aggregate deals sourced from others, test the integration with the Inuvo platform so deals could be distributed throughout the affiliate community and to ensure deal purchases could be adequately completed and tracked.

Additionally, we have made available, within the Inuvo Platform, a daily deals ad unit, which essentially makes the entire Kowabunga deal catalogue available to any website publisher. The ad unit, when placed on a publisher’s page, rotates available daily deals, based on the geography of the consumer entering that page.

We now have in excess of 1800 deals both on the site and available to publishers within the platform, covering approximately 80 US cities. During Q4 we expect to continue to deploy site functional improvements while increasing marketing and advertising activities designed to drive consumers and holiday shoppers to the site.   We will also be implementing the first round of affiliate publisher test sites, powered by the Inuvo Affiliate Marketing Platform.

You can experience how the ad unit will work on any publisher site by visiting www.yellowise.com, an Inuvo owned and operated local search directory where the ad unit is already implemented.  This technological feature, within the growing daily deals marketplace represents true differentiation from other daily deal providers.

Additionally, we have already deployed with a partner who like ALOT, is also in the AppBar business, a Kowabunga daily deals application, easily accessible by their users from within the toolbar. Later in Q4, we will be exploring a similar daily deals application, which can be deployed through the ALOT application bar.

Our direct strategy for the Kowabunga daily deals business remains a rural market strategy. While we have launched with deals that canvas multiple urban markets, we did so to assure we would have coverage for the majority of consumers entering the site, or using the ad unit through the platform or the applications deployed with partners like ALOT. As we expand our deal coverage, it will be these more rural local markets where we focus the majority of our attention.

I would like to now turn the call over to Wally for a more detailed analysis of the financials. Wally…

WALLY RUIZ: Thank you Rich.  Good afternoon everyone.  Thank you for joining us today.  My comments will be in regard to the financial results for the third quarter of 2011.

As Rich mentioned, Inuvo today reported net revenue of $8.2 million in the third quarter; a decline of $1 million from the June quarter and a 43% decrease from the same quarter last year, which was the highest revenue quarter in recent years.  Both the Performance Marketing and Web Properties segments reported lower revenues, attributed in large part to the platform migration, which began in Q4 2010; and also as a result of a full quarter impact from exiting the telemarketing business.

The Performance Marketing segment reported revenue of $5.3 million, 50% lower than the third quarter of last year. Search Marketing, the largest component of this segment, continued to experience volatility in the current quarter. After sequential monthly growth in the first two months of quarter, Search Marketing revenue fell off in September due in part to lower publisher quality scores on the Yahoo-Bing platform. As mentioned earlier, recently we have seen this trend reverse, with growth and quality returning in October.

The Web Properties segment reported revenue of $2.9 million in the third quarter of this year, a $786,000 or 22% decrease from last year, as a result of the terminating the telemarketing operations in June, partially offset by higher search revenue generated from our owned and operated websites.

Our owned and operated properties, BargainMatch and Yellowise reported 10% higher revenues in this year’s third quarter compared to the same quarter last year.

Lead Generation activities within BabytoBee generated revenue of $603 thousand in the third quarter of 2011 compared to $1.7 million in the same quarter last year; the decrease is due primarily to our decision to exit the unprofitable telemarketing component of the business earlier this year.

The Company’s gross profit was $3.6 million for the three months ended September 30th 2011.  That compares to $5.8 million for the same period last year.  Gross Margin was 43.5 percent compared to 40.8 percent for the same quarter last year.  Performance Marketing gross margins increased from 25.8% last year to 26.6%. Web Properties gross margins decreased from 84.4% last year to 75.2% this year. For the nine months ended September 30th, 2011, gross profit was $13.1 million, 3.5% below last year.

Performance Marketing gross profit decreased 48% to $1.4 million in the third quarter of 2011 primarily due to lower revenue.

Web Properties gross profit decreased 30% to $2.1 million in the current quarter from $3.1 million in the same quarter last year. The decrease in gross profit and gross margins this year compared to 2010 was due to higher amortization cost in the current period resulting from increased expenditures for leads at the end of 2010 and early 2011.

Our company-wide operating expenses decreased by $1.2 million or 20% to $4.8 million for the quarter ending September 30th 2011. The decrease was due to lower compensation and telemarketing expense, and to lower SG&A expense, partially offset by higher Search Spend. Search Spend was $2.0 million in the current quarter compared to $1.7 million in the same quarter last year and $2.3 million in the immediate preceding quarter.

Compensation and telemarketing decreased $1 million due largely to the early termination of the outsourced telemarketing agreement, part of our reorganization of the pre- and post-natal lead generation business.

In response to the lower revenue experienced in the third quarter, we had a reduction in force (or RIF) that reduced headcount by 16 full time employees. The effect of the RIF is expected to reduce quarterly compensation expense by approximately $325 thousand.

SG&A expense decreased $423 thousand due to lower expense in depreciation and amortization, accounting and consulting fees, doubtful accounts and rent.

The net loss reported of $1.4 million was $864 thousand less than the same quarter last year. However, in the last year period we reported a $1.9 million loss from discontinued operations. The loss in this year’s quarter included several one-time expenses:

•	A non-cash charge of $116 thousand to record the fair value of unexpired options
•	A non-cash charge of $100 thousand to record a potential litigation settlement
•	A $78 thousand write off of development costs associated with the Kidzadu marketing initiative
•	$61 thousand of expenses associated with the Vertro acquisition, and
•	$48 thousand of severance expenses associated with the September RIF

 The adjusted EBITDA for the three months ended September 30th, 2011 was $88 thousand.  This compares to an adjusted EBITDA for the third quarter last year of $1.2 million. The lower adjusted EBITDA this year is due to the lower revenue and to the one-time charges. The one-time charges had the effect on adjusted EBITDA in the current quarter by reducing it by $400 thousand.

Turning to the balance sheet, the cash balance at the end of September was $1.2 million. Restricted cash balances were $475 thousand at the end of the quarter and are composed mostly of a deposit held by our bank to secure a letter of credit required by a lease.  All available cash is used to fund working capital.

Managing cash flow is a primary focus at Inuvo.  We continuously monitor cash balances and availability, scrutinize our expenditures and forecasts, and carefully evaluate when to make disbursements.

 At the end of September we were in full compliance with all bank covenants and obligations.

With that I’d like to turn the call back over to Rich.

RICHARD HOWE:

Thanks Wally.  We are currently focused on closing the acquisition of Vertro as soon as possible.  We presently expect to file the necessary S4 registration statement with the SEC within the next week to 10 days and both Inuvo and Vertro will hold their respective stockholder meetings to approve the merger as soon as the registration statement process is complete with the SEC.

This is a significant transaction for both companies and while management, staff and professionals on both sides are committed to concluding the process as quickly as possible, we cannot predict at this time when we might schedule our stockholders meeting or close the acquisition.

At Inuvo, we remain committed to the objective of creating a significant business within digital marketing and we are confident in our ability to accelerate that objective as a result of the acquisition of Vertro.

I’d like to now turn the call over to the operator for questions and answers.
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I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.
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Additional information will be filed with the Securities and Exchange Commission

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger between the Inuvo, Inc. (the “Company”) and Vertro, Inc.(“Vertro”) will be submitted to the respective stockholders of the Company and Vertro for their consideration. In connection with the proposed merger, the Company intends to file with the U.S. Securities and Exchange Commission (the “SEC”), a registration statement on Form S-4 that will include a joint proxy statement of the Company and Vertro that also constitutes a prospectus of the Company. The joint proxy statement/prospectus will describe the planned meeting of each of the Company’s and Vertro’s stockholders and the registration of the securities of the Company to be issued in the merger. The joint proxy statement/prospectus will contain important information about the Company, Vertro, the proposed merger and related matters. The Company and Vertro will mail the joint proxy statement/prospectus to their respective stockholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND VERTRO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of all documents filed with the SEC, including by the Company and Vertro, when they become available, through the website maintained by the SEC at www.sec.gov. The Company and Vertro make available free of charge at www.inuvo.com and www.vertro.com, respectively (in the “Investors” section and the “Financial Information” section, respectively), copies of materials they file with, or furnish to, the SEC, or investors and stockholders may contact the Company at (727) 324-0211 or Vertro at (646) 253-0606 to receive copies of documents that each company files with or furnishes to the SEC.

Participants in the Merger Solicitation

The Company, Vertro, and certain of their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company and Vertro in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on May 2, 2011. Information about the directors and executive officers of Vertro is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on April 29, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect the Company’s and Vertro’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s and Vertro’s expectations with respect to the synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations; approval of the proposed transaction by stockholders; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.
All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of the Company and Vertro and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required stockholder approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure to satisfy other closing conditions, and the possibility of adverse publicity or litigation, including an adverse outcome thereof and the costs and expenses associated therewith.
Additional information concerning other risk factors is contained in the Company’s and Vertro’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning the Company, Vertro, the proposed transaction or other matters and attributable to the Company or Vertro or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither the Company nor Vertro undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.